Exhibit 99.11

ACKNOWLEDGMENT

My signature below constitutes:

(1)	my consent to Lorillard’s and Loews’s use of the information that I have provided in filings with the SEC (including the Registration Statement), FINRA, the NYSE, state governments and other regulatory authorities;

(2)	if applicable, my consent to a dealer manager’s or financial advisor’s use of the information that I have provided in filings with FINRA;

(3)	my acknowledgment that a material misstatement or the omission of a material fact in the Registration Statement and other SEC filings may give rise to civil and criminal liabilities for Lorillard, each officer and director of Lorillard signing the Registration Statement or other SEC filings and other associated persons;

(4)	my agreement to notify the General Counsel of Lorillard immediately of any misstatement of a material fact or omission of any material fact necessary to make the information herein not misleading;

(5)	my confirmation that my statements in this Questionnaire are correct to the best of my knowledge, information and belief;

(6)	my acknowledgment that the information provided in this Questionnaire will be used to assess the independence of the members of Lorillard’s board of directors, as such independence is separately required by the rules and regulations of the SEC and NYSE; and

(7)	as applicable, my signature below also constitutes that I hereby consent to be nominated for election as a director and/or selected as an executive officer of the Company and agree to serve if elected as a director and/or selected as an executive officer.

Date:	April 26, 2008	Signature:	/s/ Richard W. Roedel

		Print Name:	Richard W. Roedel